Our ref LVD/617026.01

Your ref

HLS Systems International Ltd. C/o 625 Broadway, Suite 111 San Diego California 92101 USA	Direct: +1 284 852 3003
Cell:
E-mail: lyndsey.davies@maplesandcalder.com

21 August 2006

Dear Sirs

HLS Systems International Ltd. (the "Company")

We have been asked as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”), for issuance to the security holders of Chardan North China Acquisition Corp., a Delaware Corporation (“Chardan”) pursuant to a merger of Chardan with and into the Company, of (i) 6,000,000 Units, with each Unit consisting of one share of the Company’s ordinary shares, of no par value (the “Common Stock”), (ii) 12,000 warrants to purchase [ ] shares of the Company’s Common Stock (the “Warrants”), (iii) 19,250,000 shares of Common Stock, (iv) one representative unit purchase option (the “Purchase Option Unite”) and (v) all shares of Common Stock and Warrants issuable as part of the Units and the Purchase Option Unit and (vi) all shares of Common Stock issuable upon exercise of the Warrants included in the Units and Purchase Option Unit. This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement (as defined below).

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
A registered agent’s certificate of incumbency dated ● August 2006, issued by Maples Finance BVI Limited, the Company’s registered agent, [(a copy of which is attached as Annexure A)] (the "Registered Agent’s Certificate").

1.2
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on ● August 2006 including:

1.2.1	the Company’s Certificate of Incorporation; and

1.2.2	the Company’s Memorandum and Articles of Association.

1.3	The records of proceedings on file with and available for inspection on ● August 2006 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.4
The Registration statement on Form S-4, Number 333-132826 provided to us (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission for the purpose of registering the Units, Common Stock, Warrants and Purchase Option Unit.

2	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4
That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company is a limited liability company duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	The Company has full statutory authority, corporate power and legal right to operate and conduct its business as described in the Registration Statement.

3.3
The Units, the Common Stock, the Warrants and the Purchase Option Unit to be issued to the security holders of Chardan at the consummation of the merger of Chardan and the Company, when issued and sold in accordance with their governing instruments and in the manner described in the Registration Statement, will be duly authorised, validly issued, fully paid and non assessable.

3.4
Each of the Warrants and the Purchase Option Unit constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganisation, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained in such documents, if any, may be limited by applicable law and consideration of public policy.

4	QUALIFICATIONS

 The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3
We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.4	We make no comment with regard to the references to foreign statutes in the Registration Statement.

4.5
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

5.	In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

MAPLES and CALDER